UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTELLIGENT HIGHWAY SOLUTIONS, INC.
(Exact name of registrant in its charter)

Nevada		30-0680119
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8 Light Sky Court
Sacramento, CA 95828
Tel.: (916) 373-0324
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Copies of communications to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
 Fax No.: (732) 577-1188

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share	675,000	$0.25	$168,750	$20.00

(1) This Registration Statement covers the resale by our selling shareholders of up to 675,000 shares of common stock previously issued to such selling shareholders.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.25 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED May 14 , 2012

INTELLIGENT HIGHWAY SOLUTIONS, INC.

675,000 SHARES OF COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page [   ] to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: [                 ], 2012

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “IHS” “Company,” “we,” “us” and “our” refer to Intelligent Highway Solutions, Inc.

Overview

Intelligent Highway Solutions, Inc. (the “Company” or “IHS”) was incorporated on April 22, 2011; and provides transportation technology services that enable vehicles, roads, traffic lights, message signs, and other elements to become “intelligent” by embedding them with microchips and sensors and by empowering them to communicate with each other via wireless technologies. The acceleration of data collection and communication allows state governments to improve transportation system performance by reducing congestion and increasing both traveler safety and convenience.

Under the leadership of a seasoned management team, IHS has become a leading transportation government contractor in California, servicing 90% of the state’s highways and freeways. As the market for intelligent transportation continues to expand, IHS is pursuing growth beyond California as well as worldwide. The Company has distinguished itself through a uniquely superior product line including a new wireless and battery-less traffic sensor, used to measure traffic flow-rate, speed, and approximate vehicle weight. The energy self-sufficient sensor boasts an advantage of increased reliability, easy installation, and low maintenance costs as compared to existing technology alternatives.

Where You Can Find Us

Our principal executive office is located at 8 Sky Light Court, Sacramento, CA 95828 and our telephone number is (916) 379-0324. Our website is www.IntelligentHighwaySolutions.com.

The Offering

Common stock offered by selling security holders	675,000 shares of common stock. This number represents 6.5% of our current outstanding common stock (1).

Common stock outstanding before the offering	10,404,666 common shares

Common stock outstanding after the offering	10,404,666 common shares as of May 14, 2012.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

(1)            Based on 10,404,666 shares of common stock outstanding as of May 14, 2012.

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Based on our financial history since inception, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has generated very little revenue.  If we are unable to successfully implement our business, then we may be unable to continue to operate.

WE HAVE LIMITED OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY DEVELOPMENT STAGE COMPANY.

We are a development stage company, and to date, our development efforts have been focused primarily on the development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We have not built our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in gaining market share as a new company:

–        Develop effective business plan;
–        Meet customer standard;
–        Attain customer loyalty;
–        Develop and upgrade our service;

Our future will depend on our ability to bring our service to the market place, which requires careful planning of providing a product that meets customer standards without incurring unnecessary cost and expense.

WE NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of substantial resources to implement our business plan. Currently, we have no established bank-financing arrangements. Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners. We have no current plans for additional financing.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

Because a small number of clients account for a substantial portion of our revenues, the loss of any of these clients, or a decrease in their use of our services, could cause our revenues to decline and losses to increase substantially.

Revenues from our services to a limited number of clients have accounted for a substantial percentage of our total revenues.  For the year ended December 31, 2011, our only client, the State of California, accounted for approximately 100% of revenues. Our nine (9) contracts with the State of California, all expire during the year 2014. Therefore, these contracts may cease producing revenue in 2014 with no ability to extend.

Our business is vulnerable to fluctuations in government spending and subject to additional risks as a result of the government contracting process, which often involves risks not present in the commercial contracting process.

Because our contracts are with government entities, our business is subject to a number of risks, including global economic developments, wars, political and economic instability, election results, changes in the tax and regulatory environments, foreign exchange rate volatility and fluctuations in government spending. Because our client is the State of California with a variable and uncertain budget, the amount of business that we might receive from them may vary from year to year, regardless of the perceived quality of our business.

Moreover, competitive bidding for government contracts presents a number of risks that are not typically present in the commercial contracting process, including:

●	the need to devote substantial time and attention of our management team and key personnel to the preparation of bids and proposals for contracts that may not be awarded to us; and

●
the expenses that we might incur and the delays and revenue loss that we might suffer if our competitors protest or challenge contract awards made to us pursuant to competitive bidding. Such a protest or challenge could result in the resubmission of bids based on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to consistently win new government contract awards over an extended period, or if we fail to anticipate all of the costs and resources that will be required to secure such contract awards, our growth strategy and our business, financial condition and operating results could be materially adversely affected.

Failure to achieve favorable renewals of client contracts could negatively impact our business. Our contracts with our clients run for a period of three (3) years. At the end of the contract term, clients have the opportunity to renegotiate their contracts with us and to consider whether to engage one of our competitors to provide products and services. In addition, it is possible that clients could seek to renegotiate terms with us. If we are not successful in achieving high renewal rates and favorable contract terms, our results of operations and financial condition may be adversely affected.

In fiscal 2011, we generated all of our total revenues from contracts with the State of California. For the foreseeable future, we expect to continue to derive most of our revenues from work performed under contracts with the State of California. Our reputation and relationship with the State of California are key factors in maintaining and growing these revenues. Negative press reports regarding conflicts of interest, poor contract performance, employee misconduct, information security breaches or other aspects of our business, regardless of accuracy, could harm our reputation, particularly with these agencies. If our reputation is negatively affected, or if we are suspended or debarred (or proposed for suspension or debarment) from contracting with the State of California for any reason, the amount of business with the State of California would decrease and our future revenues and growth prospects would be adversely affected.

Most of our customer relationships are not exclusive and in certain circumstances may be terminated by our customers. Our customers can reassess their commitments to us at any time in the future and/or develop their own competitive services. Accordingly, our business agreements with customers may not reduce the risk inherent in our business that customers may terminate their relationships with us in favor of relationships with our competitors, or for other reasons, or might not meet their contractual obligations to us.

We are highly dependent on our senior management and the continued performance and productivity of our local management and field personnel.

We are highly dependent on the continued efforts of the members of our senior management. We are also highly dependent on the performance and productivity of our local management and field personnel. The loss of any of the members of our senior management may cause a significant disruption in our business. In addition, the loss of any of our local managers or field personnel may jeopardize existing customer relationships with businesses that use our services based on relationships with these individuals. The loss of the services of members of our senior management could have a material adverse effect on our business.

Our ability to continue to develop and expand our service offerings to address emerging business demands and technological trends will impact our future growth.  If we are not successful in meeting these business challenges, our results of operations and cash flows will be materially and adversely affected.

Our ability to implement solutions for our customers incorporating new developments and improvements in technology which translate into productivity improvements for our customers and to develop service offerings that meet the current and prospective customers’ needs are critical to our success.  The markets we serve are highly competitive.  Our competitors may develop solutions or services which make our offerings obsolete.  Our ability to develop and implement up to date solutions utilizing new technologies which meet evolving customer needs in consulting and systems integration and technology outsourcing markets will impact our future revenue growth and earnings.

Risk Related To Our Capital Stock

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED BASED ON THE PRICE OF OUR PRIVATE OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.25 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

YOU WILL EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 100,000,000 shares of capital stock consisting of 100,000,000 shares of common stock, par value $0.00001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock will be quoted on the OTCBB.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling security holders consist of 675,000 shares of our common stock held by 24 shareholders. Such shareholders include: (i) the holders of 220,000 shares issued for services provided to the Company pursuant to an exemption under Section 4(2) on June 17, 2011; (ii) the holders of 750,000 shares sold in our private offering pursuant to Regulation D Rule 506 completed on March 1, 2012 at an offering price of $0.0253 (of which 27% of those shares are being registered herein); (iii) the holders of 66,666 shares sold in our private offering pursuant to Regulation D Rule 506 completed on April 1, 2012 at an offering price of $0.15; (iv) the holders of 88,000 shares sold in our private offering pursuant to Regulation D Rule 506 completed in May 2012 at an offering price of $0.25; (v) and the holders of 20,000 shares issued to Anslow & Jaclin, LLP and their associates for services rendered; and (vi) and the holders of 80,000 shares issued to Innovest, LLC as loan fees pursuant to a loan agreement on June 17, 2011 for 40,000 shares, a loan agreement on December 17, 2011 for 20,000 and a loan agreement on March 15, 2011 for 20,000 shares.

The following table sets forth the names of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 14, 2012 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares Beneficially Owned prior to Offering	Percentage Beneficially Owned prior to Offering	Shares to Offer	Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering
Emerging Growth Consultant, LLC (1)	750,000	7.2%	200,334	549,666	5.3%
Innovest, LLC (2)	80,000	*	80,000	-	-
Darren Sinopoli	66,666	*	66,666	-	-
Darrell Hom	30,000	*	30,000	-	-
Stephen Berry	20,000	*	20,000	-	-
Bertha Bryant & Tamiko Harper	20,000	*	20,000	-	-
High Water Capital Mgt, LLC (3)	20,000	*	20,000	-	-
Joseph Tigner Jr. & Sharmel Rutherford	20,000	*	20,000	-	-
Leon H. Taylor	20,000	*	20,000	-	-
Tyler James Teynor	20,000	*	20,000	-	-
Anslow & Jaclin, LLP (4)	20,000	*	20,000	-	-
Pairlee Berry	10,000	*	10,000	-	-
William Smith	10,000	*	10,000	-	-
Nina Berry	10,000	*	10,000	-	-
AD & Janet Kirkland	10,000	*	10,000	-	-
Denise & Aaron Ellison	10,000	*	10,000	-	-
Dwayne Ross & Brenda Love	10,000	*	10,000	-	-
John Carr	10,000	*	10,000	-	-
Bernard Burks	10,000	*	10,000	-	-
Theodis Ross	10,000	*	10,000	-	-
Joanne Carr	10,000	*	10,000	-	-
KP Bear, Inc.	10,000	*	10,000		-
Michael Sullivan	10,000	*	10,000	-	-
KP Bear, Inc. (5)	10,000	*	10,000	-	-
Deborah Irwin	10,000	*	10,000	-	-
Brett Rath	8,000	*	8,000	-	-
Kaliah Kirkland	6,000	*	6,000	-	-
Mike Nielson	4,000	*	4,000	-	-
Philip Kirkland, Jr.	4,000	*	4,000	-	-
David Hatton	2,000	*	2,000	-	-
Jimmy Dean Dowda	2,000	*	2,000	-	-
Ryan Painter	2,000	*	2,000	-	-
Total	1,224,666		675,000
*Less than 1%
_________________________
(1)	Jim Painter is the principal of Emerging Growth Consultant, LLC and has investment control of the shares of our common stock.
(2)	Doug Powell is the principal of Innovest, LLC and has investment control of the shares of our common stock.
(3)	Sanford Whitehouse is the principal of High Water Capital Mgt., LLC and has investment control of the shares of our common stock.
(4)	Gregg Jaclin is a partner of Anslow & Jaclin, LLP and has investment control of the shares of our common stock.
(5)	Kenneth Polk is the principal of KP Bear, Inc. and has investment control of the shares of our common stock.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

To our knowledge, none of the selling shareholders or their beneficial owners:

–	has had a material relationship with us other than as a shareholder at any time within the past three years; or
–	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or
–	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.25 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.25 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokers transactions, which may include long or short sales,
●	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
●	through direct sales to purchasers or sales effected through agents,
●	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
●	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an aggregate number of 100,000,000 shares of capital stock, of which 100,000,000 shares are common stock, $0.00001 par value per share. We do not have any preferred stock authorized.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. Currently we have 10,404,666 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Cleartrust, LLC. The transfer agent’s address is 16540 Pointe Village Drive, Suite 201, Lutz, FL 33558, and its telephone number is (813) 235-4490.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Anslow & Jaclin, LLP located at 195 Route 9 South, Suite 204, Manalapan, NJ 07726 will pass on the validity of the common stock being offered pursuant to this registration statement. Additionally, as part of its compensation, Anslow & Jaclin, LLP and its associates received an aggregate of 20,000 shares of common stock that are being registered in this Registration Statement.

The financial statements as of December 31, 2011 included in this prospectus and the registration statement have been audited by Hung, Kan & Company, LLP 1151 Harbor Bay Pkwy Suite 202, Alameda, CA, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCRIPTION OF BUSINESS

Intelligent Highway Solutions, Inc. (the “Company” or “IHS”) was incorporated on April 22, 2011; and provides transportation technology services that enable vehicles, roads, traffic lights, message signs, and other elements to become “intelligent” by embedding them with microchips and sensors and by empowering them to communicate with each other via wireless technologies. The acceleration of data collection and communication allows state governments to improve transportation system performance by reducing congestion and increasing both traveler safety and convenience.

Under the leadership of a seasoned management team, IHS has become a leading transportation government contractor in California, servicing 90% of the state’s highways and freeways. As the market for intelligent transportation continues to expand, IHS is pursuing growth beyond California as well as worldwide. The Company has distinguished itself through a uniquely superior product line including a new wireless and battery-less traffic sensor, used to measure traffic flow-rate, speed, and approximate vehicle weight. The energy self-sufficient sensor boasts an advantage of increased reliability, easy installation, and low maintenance costs as compared to existing technology alternatives.

The Company has entered into nine (9) agreement with the California Department of Transportation (Caltrans) to provide service and maintenance for the Traffic Operation Services Network (TOSNET) in nine (9) of the districts twelve (12) services districts.  The agreements were signed in June 2011 and continue until May 2014, and maybe extended for an additional one year period. The Company plans to seek further contracts in counties and municipals throughout California and expand to neighbor states.

In addition to expansion of the services business, the Company intends to expand to provide full service turn-key electrical services for the expanding intelligent highway services market sector. These contracts are typical bid through State and municipal entities. Typically they involve the installation and purchase of materials and labor to provide; a complete, operational system. Our primary focus will be in systems that are related to the intelligent highway sector, such as but not limited to: installation and materials to install fiber optic cables; installation and provide materials for the video monitoring systems deployed on the highway corridors; providing and installing a variety of monitoring devices and signage used in conjunction with the transportation network.

As an additional step, the Company, building off its experience in the service and maintenance of traffic monitoring systems, has developed wireless systems to replace existing hardwire loop detection systems, video monitoring systems, etc. In late 2012, the Company will introduce a wireless/battery-less loop detection system. The Company has received the approval of two service districts in California to deploy the new technology in a real-time, real-world application. The application of this new technology can be used on any freeway entrance ramps; freeway lanes to monitor traffic flow; at intersections to monitor traffic and send information to traffic signals and alert management of congestion.

Our Corporate History and Background

Devon Jones and Philip Kirkland have worked together for several years as independent electrical contractors involved with a number of contracts associated with in the transportation sector. These contracts included but were not limited to pulling of fiber optic cable, installation of video equipment, service, maintenance and installation of traffic operations systems for Caltrans.  After over five years of working in the transportation industry, they decided to pool their talents and contacts and form a new company to expand beyond services based business and introduce new technology to the transportation market.

 In April 2011, Jones and Kirkland re-organized their operations under Intelligent Highway Solutions, Inc. beginning with nine new contracts valued at $9.0 million with Caltrans in service and maintenance for nine of the State’s twelve service districts. IHS is now expanding beyond the service business and is becoming more involved with all aspects of the ITS sector. Beginning in 2012, the Company will introduce a self-sufficient, battery-less and wireless traffic detector that will eliminate the need for wired, energy-consuming loop detection systems. The Company will also expand beyond California to neighboring states.

Industry Overview

The Intelligent Transportation Society of America (ITS America) released the most comprehensive study to date on the scope of the intelligent transportation systems (ITS) industry in the United States and North America. (August, 2011) Researchers found intelligent transportation to be a fast growing sector valued at approximately $48 billion, slightly larger than the direct mail industry. Results indicate that cities and states with drastically reduced budgets are turning to technology solutions to maximize existing highway capacity.

The federally commissioned report developed by ITS America and IHS Global Insight, suggests the ITS technology sector will outpace other industries in job creation and revenue growth through at least 2015. It further indicates that jobs within this sector pay approximately 75 percent more than the national average wage.

“In the current economic environment, we can’t afford to build our way out of the traffic congestion crisis,” said Scott Belcher, President and CEO of ITS America. “This report validates what we have known for some time – that the transportation technology industry is healthy, growing, and supports high-paying jobs across the country, even in tough economic times. This is a sector where the U.S. is poised to lead the way in innovation.”

Intelligent transportation includes information and communications technologies that lower driving costs, reduce traffic congestion, improve road and vehicle safety, or are otherwise applied to transportation to improve safety, mobility and the environment. A few examples include advanced traffic and incident management systems, electronic tolling and payment systems, vehicle crash avoidance technologies, smart traffic signals, and real-time traffic, transit, and parking information.

Researchers discovered almost 3,000 companies in more than 40,000 locations actively participating in some aspect of the intelligent transportation industry, from small start-ups that promote car-sharing to large corporations that supply state-of-the-art traffic management services to local governments.

Among the key findings in the report:

•
The economic impact of the ITS industry is very significant. Researchers estimate an end-use ITS market of $48 billion. U.S. ITS market revenues exceed those for electronic computers, motion picture and video products, direct mail advertising, or internet advertising.

•
The ITS industry is growing. The report model anticipates continuing expansion. From 2009 through 2015, U.S. private sector revenues are expected to climb between $2.7 billion to $4.2 billion each year, with ITS revenue growth exceeding average growth for the U.S. and North America.

•
ITS employment impacts every state in the U.S. The report estimates the industry to have 180,000 U.S. end-use private sector jobs, with 445,000 total jobs in the value chain in 2009, corresponding to 0.3 percent of the 138 million jobs in the U.S.

•
The employment outlook is positive and better than for the economy overall. The U.S. ITS end-use market will add between 3,600 to 6,400 jobs each year through 2015, when private sector end-use market ITS employment is projected to reach more than 205,000.

•
ITS jobs pay well. Based on survey responses, average ITS salaries are well above the national average by more than 75%, with the lowest paid earning more than 8% above the national average wage. Three occupations (software developer, hardware developer, and other engineering) account for 32 percent of the ITS jobs.

"Intelligent Transportation Systems relies on various technologies for their optimal functioning, of which wireless communication technologies are perhaps the most important," said Frost & Sullivan research analyst Arvind Arun.

Arun when on to state: "In particular, wireless technologies, such as dedicated short range communication (DSRC) and wireless access for vehicular environments (WAVE), have had a profound impact on ITS applications due to their ubiquity and ability to facilitate rapid and simultaneous intimation to all drivers involved in an emergency, as opposed to an information relay from one driver to the next."

According to a Frost & Sullivan research report; the worldwide market was valued at $24 billion in 2010 and is expected to increase at a 22.2% compound annual growth rate (CAGR) during the forecast period to reach a value of $65 billion in 2015. - The Asia-Pacific (APAC) region, endowed with a favorable manufacturing climate and above-average innovation skills, will consolidate its position as the powerhouse of the ITS market. This region was valued at nearly $9.5 billion in 2010 and is expected to increase at a 24% compound annual growth rate (CAGR) to reach nearly $28 billion in 2015. - The fastest-growing market will be the Caribbean and Latin America (CALA) region for the sheer gap that exists between the latent demand and supply. This region was valued at nearly $2.3 billion in 2010 and is expected to reach $7.3 billion in 2015, a compound annual growth rate (CAGR) of 26.4%.

Intelligent transportation systems (ITS) mark the most concerted organized effort toward addressing and categorizing the advances in the transportation domain in regard to vehicles as well as infrastructure.

Products

Intelligent Highway Solutions, Inc. provides services on an on-call basis and/or as instructed by the Contract Manager for Caltrans. These services include all labor, materials, tools, equipment, and incidentals necessary for the corrective and preventive maintenance coverage for the CEVs and/or Hubs/Mini Hubs for three (3) years of the Contract and include (9) services districts. The intent and purpose of these (9) agreements is to perform necessary maintenance required to keep the CEVs/Hubs fully functional at all times. The CEVs/Hubs shall remain fully integrated at all times with all of the component items in the Traffic Operations Systems Networks (TOSNET) system. It is the responsibility of Intelligent Highway Solutions, Inc. to coordinate its activities with other contractors involved in various other contracts to ensure full TOSNET systems' functionality.

Improving traffic flow, reducing emissions and synchronizing traffic signals for public safety and public transportation vehicle priority are just a few of the uses for intelligent transportation systems (ITS). Intelligent traffic solutions collect information at signals all around the city, correlate the real-time data and can automatically regulate traffic policies across a city. ITS includes a range of applications that can benefit cities such as:

•	Intelligent Traffic Signal Management - Actively managed and coordinated traffic signals can reduce congestion and moderate traffic speeds, smoothing traffic flow and reducing auto emission levels.
•
Video Analytics - Real-time video enables traffic controllers to identify problems, record and ticket red light runners, gather traffic analytics information and enforce special traffic zones. Public safety workers may also access the video to identify traffic conditions so they can route around congested roads when responding to an emergency.

•	Information and Alerts - Variable message signs can quickly broadcast information such as weather, road conditions, stolen vehicle and other timely local information to drivers.
•
Real-Time Public Transit Information - Up-to-the-minute information on busses and other public transportation vehicles can be published to the web and bus stations, improving schedule accuracy and helping increasing ridership.

•	Automated Parking Meters – Real-time centralized management of meters, improving revenue capture, improving parking availability, and providing payment option flexibility for visitors

Growth Strategy

IHS plans on expanding beyond the service business and plans to become more involved with all aspects of the ITS sector. Beginning in late 2012, the Company will introduce a self-sufficient, battery-less and wireless traffic detector that will eliminate the need for wired, energy-consuming loop detection systems. The Company plans to expand beyond California to neighboring states.

Phase One: The TOSNET contract with Caltrans will be closing on May, 2014; there will be another bid cycle for a new (3) year agreement. We plan to expand this segment of the business to include similar agreements with counties and local districts throughout the State, as well as expand to neighboring states.

Phase Two: Growth will occur in the installation division: this includes but is not limited to the installation of the new technology that IHS has license, acquired and/or developed. It also includes expansion beyond the borders of California.

 Phase Three: Introduction of the Company’s proprietary technology. Including, but not limited to: a new traffic sensor it will be both wireless and battery-less, and can be embedded in the road and used to measure traffic flow, speed, and approximate vehicle weight. And, a state-of-the-art irrigation central control systems and communication products. The Company is committed to reducing water waste, minimizing our water footprint and sustaining green landscapes for current and future generations.

Research and Development

Development of an alternative to inductive loop system

The Company’s objective is to develop a new inductive loop system to gather data relevant to traffic flow, and reduce the power required to maintain the system and use a wireless transmitter to transmit the data.

This project presents a battery-less wireless sensor that can be embedded in the road and used to measure traffic flow rate, speed and approximate vehicle weight. Compared to existing inductive loop based traffic sensors, the new sensor is expected to provide increased reliability, easy installation and low maintenance costs. The sensor uses power only for wireless transmission and has zero idle power loss. The sensor is expected to be extremely energy efficient. Energy to power this sensor is harvested entirely from the short duration vibrations that results when an automobile passes over the sensor.

A significant portion of the project focuses on developing low power control algorithms that can harvest energy efficiently from the short duration vibrations that result when a vehicle passes over the sensor.

The objective would to use existing sensor technology, existing wireless technology to reduce the development time of this project.

We expect that once fully developed and tested, the new system would replace traditional inductive loop systems. To install a loop detector and calibrate it, it is sometimes necessary to shut down traffic on the road for as much as 2 days. The new sensors can be installed by drilling a slot across the lane in the road surface of 1 inch width and 2 inches depth. Most importantly, no wiring is needed from the traffic lane to the roadside data acquisition unit. It is expected that the installation will only take a few minutes.

The new sensor on the roadway require no external power supply while inductive loop detectors have to be continuously powered all the time, even during the night when traffic flow might be really low.

The new sensors can measure number of axles and vehicle length, in addition to traffic flow rate. Thus they can be used for vehicle classification. With some further development, the sensors can likely also be used for weigh-in-motion.

Customers

Currently, our only customer is California Department of Transportation (Caltrans).

Competition

There are currently five contractors that compete against IHS on most Caltrans proposal requests. The Company has been successful in winning the majority of the bids submitted. It is one of only a few firms experienced in all electrical disciplines required to compete in every sector of the Caltrans ITS programs. One of the Company’s advantages is its ability to complete every contract on time and within budget, giving the Company a reputable name and a number of new agreements with the State.

The Intelligent Transportation Society of America (ITS America) recently released the most comprehensive study to date on the scope of the intelligent transportation systems (ITS) industry in the United States and North America. Researchers found intelligent transportation to be a fast growing sector valued at approximately $48 billion, slightly larger than the direct mail industry. Results indicate that cities and states with drastically reduced budgets are turning to technology solutions to maximize existing highway capacity. The ITS technology sector will outpace other industries in job creation and revenue growth through at least 2015.

Among the key findings in the report:

•
The economic impact of the ITS industry is very significant. Researchers estimate an end-use ITS market of $48 billion. U.S. ITS market revenues exceed those for electronic computers, motion picture and video products, direct mail advertising, or internet advertising.

•
The ITS industry is growing. The report model anticipates continuing expansion. From 2009 through 2015, U.S. private sector revenues are expected to climb between $2.7 billion to $4.2 billion each year, with ITS revenue growth exceeding average growth for the U.S. and North America.

•
ITS employment impacts every state in the U.S. The report estimates the industry to have 180,000 U.S. end-use private sector jobs, with 445,000 total jobs in the value chain in 2009, corresponding to 0.3 percent of the 138 million jobs in the U.S.

•
The employment outlook is positive and better than for the economy overall. The U.S. ITS end-use market will add between 3,600 to 6,400 jobs each year through 2015, when private sector end-use market ITS employment is projected to reach more than 205,000.

•
ITS jobs pay well. Based on survey responses, average ITS salaries are well above the national average by more than 75%, with the lowest paid earning more than 8% above the national average wage. Three occupations (software developer, hardware developer, and other engineering) account for 32 percent of the ITS jobs.

Employees

We currently have 22 full time employees, consisting of three executives, two project managers and seventeen technicians. Each technician has completed four years as an assistant technician with experience in the repair, maintenance and installation of voice, data and video telecommunications equipment and devices.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 8 Sky Light Court, Sacramento, CA 95828, and our telephone number is (916) 379-0324.  We lease our office space, which consists of 4,000 square feet of office and warehouse space and pay a monthly rent of $1,480.  The lease terminates on October, 2012. The Company has an option to renew the lease for two additional years.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for quoting of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be quoted on the OTCBB or, if quoted, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had 34 holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We currently have not issued any stock options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULT OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Overview

Intelligent Highway Solutions, Inc. (the “Company” or “IHS”) was incorporated on April 22, 2011; and provides transportation technology services that enable vehicles, roads, traffic lights, message signs, and other elements to become “intelligent” by embedding them with microchips and sensors and by empowering them to communicate with each other via wireless technologies. The acceleration of data collection and communication allows state governments to improve transportation system performance by reducing congestion and increasing both traveler safety and convenience.

Under the leadership of a seasoned management team, IHS has become a leading   transportation government contractor in California servicing 90% of the state’s highways and freeways. As the market for intelligent transportation continues to expand, IHS is pursuing growth beyond California as well as worldwide. The Company has distinguished itself through a uniquely superior product line including a new wireless and battery-less traffic sensor, used to measure traffic flow-rate, speed, and approximate vehicle weight. The energy self-sufficient sensor boasts an advantage of increased reliability, easy installation, and low maintenance costs as compared to existing technology alternatives.

The Company has entered into nine (9) agreement with the California Department of Transportation (Caltrans) to provide service and maintenance for the Traffic Operation Services Network (TOSNET) in nine (9) of the districts twelve (12) services districts.  The agreements were signed in June, 2011 and continue until May, 2014, and maybe extended for an additional one year period. The Company plans to seek further contracts in counties and municipals throughout California and expand to neighbor states.

In addition to expansion of the services business, the Company intends to expand to provide full service turn-key electrical services for the expanding intelligent highway services market sector. These contracts are typical bid through the State and municipal entities. Typical they involve the installation and purchase of materials and labor to provide a complete, operational system. Our primary focus will be in systems that are related to the intelligent highway sector, such as but not limited to: installation and materials to install fiber optic cables; installation and provide materials for the video monitoring systems deployed on the highway corridors; provide and install a variety of monitor devices and signage used in conjunction with the transportation network.

As an additional step, the Company, building off its experience in the service and maintenance of traffic monitoring systems, has developed wireless systems to replace existing hardwire loop detection systems, video monitoring systems, etc. The Company, in late 2012, will introduce a wireless/battery-less loop detection system. The Company has received the approval of two service districts in California to deploy the new technology in a real-time, real-world application. The application of this new technology can be used on any freeway entrance ramps; freeway lanes to monitor traffic flow; at intersections to monitor traffic and send information to traffic signals and alert management of congestion.

Plan of Operations

The Company’s marketing and sales plan is to expand from the service sector to a full service, turn-key operation focused on the intelligent highway market and development of technologies that relate to that sector.

Intelligent Highway Solutions, Inc. has years of real-time, hands on experience dealing with the service and maintenance of various types of systems used in conjunction with intelligent transportation systems. The Company has developed the strategies of using proven technology to provide solutions for today’s traffic problems.

Improving traffic flow, reducing emissions and synchronizing traffic signals for public safety and public transportation vehicle priority are just a few of the uses for intelligent transportation systems (ITS). Intelligent traffic solutions collect information at signals all around the city, correlate the real-time data and can automatically regulate traffic policies across a city.

Results of Operations

The Company commenced operations on April, 2011.  The Company was undercapitalized when it signed the CALTRANS agreements in May, 2011. The Company turned to factoring the invoices for payments for the CALTRANS contracts. The fees and interest rates coupled with the retainer amount of the invoices have a negative impact on monthly cash flow.  One of the primary objectives of the Company will be to raise equity in the public markets to replace the current factoring arrangement, improving cash flow.

A second area where the Company can improve new revenues and increase cash flow is, as stated above;   1) Cost of the leased vehicles; 2) cost of fuel. The Company is researching replacement of the current vehicle fleet with newer, more fuel efficient vehicles. The current fleet is comprised of Ford F-150 type vehicles; the average age of the vehicles is five years. The Company is looking a replacing the vehicles with smaller vehicle types and at flex-fuel or CNG power vehicles.

Fuel cost continue to have an impact on operations, the average cost of gas has increased by almost 10% from June, 2011 to April, 2012. The Company continues to look at ways to minimize the increased fuel cost. We are looking at upgrading the current fleet of vehicles to small vehicles, using either flex-fuel or compressed natural gas (CNG). We are also looking at ways to reduce driving distance between work sites and dispatched centers.

Our current vehicle fleet is leased, we have the option to terminate the leases, we are investigating the purchase of used vehicles, and/or alternative to our current lease provider. Vehicle leasing is a major cost each month, and the Company continues to look for alternatives to improve cash flow.

As the Company moves forward, the plan is to expand to provide full turn-key installations services for the intelligent transportation market. This expansion will require that the Company obtain a payment and performance bond. The Company will also need to finance the purchase of materials in addition to labor cost associated with a full services agreement. This will require that the Company raise additional capital and explore other types of financing such as, but not limited to; construction loans, accounts receivable financing.  Another option is to use a private investment, public equity (PIPE) financing to raise the necessary equity to self fund project cost and bonding.

Beyond providing a full turn-key contracting services, the Company building off its experience in the service and maintenance of traffic monitoring systems, has developed wireless systems to replace existing hardwire loop detection systems, video monitoring systems, etc. The Company, in late 2012, will introduce a wireless/battery-less loop detection system. The Company has received the approval of two service districts in California to deploy the new technology in a real-time, real-world application. The application of this new technology can be used on any freeway entrance ramps; freeway lanes to monitor traffic flow; at intersections to monitor traffic and send information to traffic signals and alert management of congestion.

Development and roll out of the Company’s new technology will require additional capital, the Company has retained outside engineering to design, engineer and fully develop the initial technology. It is not the intent of the Company the system, but will outsource the building of the systems including but not limited to the hardware and software systems. The Company will seek the additional capital for this effort using a PIPE financing.

For the year ended December 31, 2011

Revenue: Cost of revenues in fiscal year 2011 were $17, 731.00  represents the misc purchase of materials in conjunction with the Caltrans agreements.

Gross Profit: $880,926.00 is the net amount of the monthly billed project cost for the (9) Caltrans agreements less the cost of the cost of sales of $17,731.00.

SG&A Expenses: $1,225,853.00 the selling, general and administrated expenses consist of all the expenses incurred in the daily operations of the Company that generated revenue, except interest.

Total Expenses:  $1,237,470.00 this consist of all necessary and related cost of doing business which include but not limited to: start-up expenses, vehicle leases, equipment lease, overhead, rent and employees cost.

Loss from Operations: ($356,544.00) is a result the cost to factor the accounts receivable funds, cost to lease vehicles for start up of the (9) agreements with Caltrans, and a increase in the fuel expense associated with the Caltrans agreements.

Other Expense: $11,617.00 this was as result of expenses associated with the start-up of a potential new client unrelated to Caltrans.

Net loss:  We incurred a net loss of $70,179.00, or 7.81% of revenues, in fiscal year 2011 the lost was in con- junction  to the start-up cost of a new Company, the start of (9) contracts with Caltrans; cost associated with the lease of vehicles to services the new Caltrans projects (the leases will be replaced with more efficient vehicles), cost associated with factoring the accounts receivable, our interest rate for this service is high, we are seeking a replacement for our current accounts receivable financing

Liquidity and Capital Resources

Equity raised through the public markets will be used to  replace the current factoring of the Company’s accounts receivable; replace current fleet of vehicles; expand the business from a services based Company to a full turn-key contractor focused in the intelligent transportation sector; development of proprietary technology for the intelligent transportation sector.

Equity will be raised through private investment through public equity (PIPE).

As of December 31, 2011, we had cash and cash equivalents of approximately $35,804.00. The following table provides a summary of our net cash flows from operating, investing, and financing activities.  We have historically financed our operations primarily through net cash flow from  financing activites.

Outstanding Loans

On June 17, 2011 the Company received a loan in the amount of $65,000 from Innovest, LLC (“Innovest”). The loan is unsecured and bears a simple interest of 1.5% per month to be paid monthly for the previous month’s outstanding principal. The loan is due on June 17, 2012 and as of December 31, 2011, $5,400 in interest has been paid with no interest accrued.

On October 30, 2011 the Company received a loan in the amount of $100,000 from Kenneth K. Polk. The loan is unsecured and bears a simple interest of 2.5% per month to be paid monthly for previous month’s outstanding principal. The loan was originally due on March 30, 2012 and has been extended to September 30, 2012. As of December 31, 2011, $7,500 in interest has been paid with no interest accrued.

On November 21, 2011 the Company received a loan in the amount of $27,000 from Byrd & Company LLC, Emerging Markets Consulting LLC, and Douglas S. Hackett ($9,000 from each party). The loan is unsecured and bears a simple interest of 12% per annum to be amortized in 6 equal installments of principal and interest commencing January 1, 2012 through June 1, 2012.

On December 15, 2011 the Company has received a loan in the amount of $100,000 from O.K. and B. The loan is unsecured and bears a simple interest of 5% per annum. The loan was originally due on March 15, 2012 and has been extended to June 17, 2012.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in managements’ estimates or assumptions could have a material impact on the Company’s financial condition and results of operations during the period in which such changes occurred.

Actual results could differ from those estimates. The Company’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable, if any, is carried at the expected net realizable value. The allowance for doubtful accounts, when determined, will be based on management's assessment of the collectability of specific customer accounts and the aging of the accounts receivables. If there were a deterioration of a major customer's creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of the amounts due to us could be overstated, which could have a negative impact on operations.

Revenue Recognition

Service revenue is recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectability is reasonably assured. The Company’s service revenue is largely attributable professional engineering services where the fee is based on the billable rate of the employees.

Advertising

Advertising expenses are recorded as sales and marketing expenses when they are incurred.

Research and Development

All research and development costs are expensed as incurred.

Income Tax

We are subject to state and federal income taxes in the U.S. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. In accordance with FASB ASC Topic 740, “Income Taxes,” we provide for the recognition of deferred tax assets if realization of such assets is more likely than not.

Fair Value Measurements

In January 2010, the FASB ASC Topic 825, Financial Instruments, requires disclosures about fair value of financial instruments in quarterly reports as well as in annual reports.  For the Company, this statement applies to certain investments and long-term debt.  Also, the FASB ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements.

Various inputs are considered when determining the value of the Company’s investments and long-term debt.  The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities.  These inputs are summarized in the three broad levels listed below.

•	Level 1 – observable market inputs that are unadjusted quoted prices for identical assets or liabilities in active markets.
•	Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc…).
•	Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments).

The Company’s adoption of FASB ASC Topic 825 effectively at the inception did not have a material impact on the Company’s financial statements.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. The Company does not have financial assets as an investment carried at fair value on a recurring basis as of December 31, 2011.

The availability of inputs observable in the market varies from instrument to instrument and depends on a variety of factors including the type of instrument, whether the instrument is actively traded, and other characteristics particular to the transaction. For many financial instruments, pricing inputs are readily observable in the market, the valuation methodology used is widely accepted by market participants, and the valuation does not require significant management discretion. For other financial instruments, pricing inputs are less observable in the market and may require management judgment. As of December 31, 2011, the Company has assets and liabilities in cash, various receivables, property and equipments, and various payables. Management believes that they are being presented at their fair market value.

Basic and diluted earnings per share

Basic earnings per share are based on the weighted-average number of shares of common stock outstanding.  Diluted earnings per share is based on the weighted-average number of shares of common stock outstanding adjusted for the effects of common stock that may be issued as a result of the following types of potentially dilutive instruments:

•	Warrants,
•	Employee stock options, and
•	Other equity awards, which include long-term incentive awards.

The FASB ASC Topic 260, Earnings per Share, requires the Company to include additional shares in the computation of earnings per share, assuming dilution.

Diluted earnings per share are based on the assumption that all dilutive options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options are assumed to be exercised at the time of issuance, and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Stock Based Compensation

For purposes of determining the variables used in the calculation of stock compensation expense under the provisions of FASB ASC Topic 505, “Equity” and FASB ASC Topic 718, “Compensation — Stock Compensation,” we perform an analysis of current market data and historical company data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, we use these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in our statement of operations and other comprehensive income. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on our financial statements.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”.  The amendment results in a consistent definition of fair value and ensures the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards (“IFRS”). This amendment changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This amendment will be effective for the Company on January 1, 2012. Based on current operations, the adoption is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities”.  The guidance in this update requires the Company to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  The pronouncement is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented.  The Company’s adoption of the new standard is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of May 14, 2012.

Name	Age	Position
David D. Singer	62	President and Director
Devon Jones	33	Chief Executive Officer and Director
Philip Kirkland	48	Chief Financial Officer, Chief Operating Officer and Director

Set forth below is a brief description of the background and business experience of our executive officer and director for the past five years.

David D. Singer is the President and Chief Technology Officer (CTO) of the Company. David has over forty years of experience in corporate management of sales, marketing, project management, acquisitions and equity funding. As Founder, President & CEO of an AMEX leader in the wireless and sensor industry, he raised over $50 million in equity funding. David managed the development of wireless technology for the Company’s customers, including: Panasonic’s development of the 2.4 GHz coreless telephone (Giga-a-range), The Williams Company’s wireless Automatic Meter Reading for its corporate natural gas customers, McDonalds Corporation’s development of its in-store systems monitoring, and Disney’s wireless data acquisition for its fleet of vehicles located at Walt Disney World. He served ten years as Vice President, Project Manager for Hatzel & Buehler, Inc., the county’s oldest electrical contractor. Projects have included low-voltage life-safety system installation in hotels (Hyatt Regency-Dearborn, Westin at Renaissance Center), building automation systems at the University of Michigan, project management/engineering electrical installation for Michigan Bell Headquarters, Ford Motor Company, General Motors and Chrysler Corporation, and tenant development manager for Renaissance Center (now GM World Headquarters RenCen). Mr. Singer has previously served as Chairman or Director of the following companies: World Wireless Communications, Inc., Chairman (AMEX); Klever Marketing, Director, (OTC:BB); Homeland Security Corporation, Director, President (OTC:BB).

Devon Jones is the Chief Executive Officer (CEO) of the Company.  Mr. Jones started in the construction/electrical industry at the age of 18 in 1997. He became a contractor in 2002 as a sole proprietor. His duties at the Company include: controlling daily operations for over 20 telecom engineers; hiring all staff and monitoring safe working conditions; controlling cash flow and budget planning; and negotiating new contracts. He was instrumental in helping the Company secure eight long-term contracts with the State of California and helping the Company obtain Small Business certification and Disadvantage Business Enterprise certification. He was the CEO of Connect One Communications, a telecom provider, from June 2002 to November 2006. As CEO, he performed and created all sales and marketing strategies, estimated costs for new projects, designed and installed video, audio and network solutions, managed and hired sub contractors, and controlled all accounts receivable. He has a variety of electrical services certifications.

Philip Kirkland is the COO and Chief Financial Officer (CFO) of the Company. Mr. Kirkland started in the construction/electrical industry in 1985. His duties at the Company include: managing cash flow aspects, and all projections of accounts receivable and payable; processing all payroll for employees and staff; helping to prepare bids; and supervising all human resource issues. He was instrumental in helping the Company secure eight long-term contracts with the State of California. He established Kid Conduit, Inc. in 1996, where he prepared all bids, coordinated with all trades to complete all related tasks, handled all accounting related duties, and handled all aspects of construction contracting. He has a variety of electrical services certifications including an electrical contractor’s license, and has relationships with persons at global companies, such as Siemens, Honeywell, and Trane. Philip was a Journeyman Electrician, and handled all responsibilities in implementing the electrical installation of various projects throughout Northern California.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board

Family Relationships

There are no family relationships among any of our officers or directors.

Employment Agreements

We do not have any employment agreements with any of our officers.

Involvement in Certain Legal Proceedings

Certain conditions may exist as of the date the financial statements are issued. These conditions may result in a future loss to us but which will only be resolved when one or more future events occur or fail to occur. We and our legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, our legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees, or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

EXECUTIVE COMPENSATION

The following sets forth information with respect to the compensation awarded or paid to David D. Singer, our President and CTO, Devon Jones, our Chief Executive Officer, and Philip Kirkland, our COO and Chief Financial Officer for all services rendered in all capacities to us in fiscal 2011.  These executive officers are referred to as the “named executive officers” throughout this report.

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers for fiscal 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Totals ($)
David D. Singer President and Chief Technology Officer	2011	$14,435	$0	$0	$0	$0	$4,500	$18,935
Devon Jones Chief Executive Officer	2011	$84,482	$0	$0	$0	$0	$0	$84,482
Philip Kirkland COO and Chief Financial Officer	2011	$77,472	$0	$0	$0	$0	$0	$77,472

Outstanding Equity Awards at Fiscal Year-End Table

We had no outstanding equity awards as of the end of fiscal 2011.

Employment Agreements

We do not have any employment agreements with any of our officers.

Compensation of Directors

Our directors receive no compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 14, 2012 with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner and Address (1)	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (2)
5% Shareholders
SCS, LLC	4,090,000	(3)	39.3%
LRK Holdings, LLC	4,090,000	(4)	39.3%
AWS Services, Inc.	1,000,000	(5)	9.6%
Emerging Markets Consultant, LLC	750,000		7.2%
Directors and Executive Officers
David D. Singer	1,000,000		9.6%
Devon Jones	4,090,000		39.3]%
Philip Kirkland	4,090,000		39.3%
All directors and officers as a group (3 people)	9,180,000		88.2%

(1)	Unless otherwise noted, the address of each beneficial owner is c/o Intelligent Highway Solutions, Inc., 8 Sky Light Court, Sacramento, CA 95828.
(2)
Based on 10,404,666 shares of common stock issued and outstanding as of May 14, 2012.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(3)	The beneficial owner of SCS, LLC is Philip Kirkland.
(4)	The beneficial owner of LRK Holdings, LLC is Devon Jones.
(5)	The beneficial owner of AWS Services, Inc.l is David D. Singer.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

None.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

INTELLIGENT HIGHWAY SOLUTIONS, INC.

FINANCIAL STATEMENTS

For the Period From April 22, 2011 (Inception) to December 31, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Intelligent Highway Solutions, Inc.

We have audited the accompanying balance sheet of Intelligent Highway Solutions, Inc. (hereinafter the “Company”), as of December 31, 2011, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from inception on April 22, 2011 to December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2011, and the results of its operations and cash flows for the period from inception on April 22, 2011 to December 31, 2011 are in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to those matters are also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sam Kan & Company
Sam Kan & Company

May 2, 2012

Alameda, California

INTELLIGENT HIGHWAY SOLUTIONS, INC.
BALANCE SHEET

December 31,
2011
ASSETS
Current assets
Cash and cash equivalents	$35,804
Account receivable	105,066
Other receivable	34,096
Other current assets	4,662
Total current assets	179,629

Property and equipments, net	3,795
Total assets	$183,424

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accounts payable	$1,306
Notes payable -	292,000
Other payables	2,322
Accrued expenses and other liabilities	222,900
Total current liabilities	518,528

Notes payable - (non-current)	-
Total liabilities	518,528

Stockholders' (deficit) equity
Common stock, $.00001 par value; 100,000,000 shares authorized, 9,250,000 shares issued and outstanding as of December 31, 2011	93
Additional paid-in capital	21,347
Accumulated deficit	(356,544)
Total stockholders' (deficit) equity	(335,104)

Total liabilities and stockholders' (deficit) equity	$183,424

See accompanying notes to condensed consolidated financial statements

INTELLIGENT HIGHWAY SOLUTIONS, INC.
STATEMENT OF OPERATIONS

Period From April 22, 2011 (Inception) To December 31, 2011

Revenues	$898,657

Cost of sales	17,731

Gross profit	880,926

Operating Expenses
General and administrative	1,225,853
Total operating expenses	1,225,853

Income from operations	(344,927)

Interest income (expense)
Interest income	1,866
Interest expense	(13,483)
Total interest income (expense)	(11,617)

Income (loss) before income taxes	(356,544)

Provision for income taxes	-

Net income (loss)	$(356,544)

Net income per share of common stock:
Basic	$(0.07)

Weighted average number of shares outstanding	5,405,507

See accompanying notes to condensed consolidated financial statements

INTELLIGENT HIGHWAY SOLUTIONS, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
Cumulative from April 22, 2011 (Inception) to December 31, 2011

	Common Stock		Additional Paid in Capital	Accumulated Deficit
	Shares	Amount			Total
Balance, April 22, 2011 (Inception)	-	$-	$-	$-	$-

Common stock issued for consulting services	9,190,000	92	19,268	-	19,360
Common stock issued as loan fee	60,000	1	2,079	-	2,080
Net income, period ended December 31, 2011	-	-	-	(356,544)	(356,544)
Balance, December 31, 2011	9,250,000	$93	$21,347	$(356,544)	$(335,104)

See accompanying notes to financial statements.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
STATEMENT OF CASH FLOWS

Period From April 22, 2011 (Inception) To December 31, 2011
Cash flows from operating activities
Net Income	$(356,544)
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	263
Amortization on loan fee	859
Common stock issued for services	19,360
Changes in operating assets and liabilities:
Account receivable	(105,066)
Other receivable	(34,096)
Other assets	(3,441)
Accounts payable and accrued interest payable	1,306
Other payables	2,322
Accrued expenses and other liabilities	222,900
Net cash used by operating activities	(252,138)

Cash flows from investing activities
Purchase of property and equipments	(4,058)
Net cash provided (used) by investing activities	(4,058)

Cash flows from financing activities
Proceeds from notes payable	292,000
Net cash provided by financing activities	292,000

Net change in cash and cash equivalent	35,804

Cash and cash equivalent at the beginning of period	-

Cash and cash equivalent at the end of period	$35,804

Supplemental disclosures of cash flow Information:
Cash paid for interest	$11,161
Cash paid for taxes	$-

Supplemental non-cash investing and financing activities:
Common stock issued for service	$19,360
Common stock issued for debt issuance costs (loan fee)	$2,080

See accompanying notes to condensed consolidated financial statements

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, Nature of Business and Trade Name

Intelligent Highway Solutions, Inc. (hereinafter “we”, “IHS”, or the “Company”) was incorporated in the state of Nevada on April 22, 2011. The Company provides transportation technology services that enable vehicles, roads, traffic lights, message signs, and other elements to become "intelligent" by embedding them with microchips and sensors and by empowering them to communicate with each other via wireless technologies. The acceleration of data collection and communication allows state governments to improve transportation system performance by reducing congestion and increasing both traveler safety and convenience.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in managements’ estimates or assumptions could have a material impact on the Company’s financial condition and results of operations during the period in which such changes occurred.

Actual results could differ from those estimates. The Company’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable, if any, is carried at the expected net realizable value. The allowance for doubtful accounts, when determined, will be based on management's assessment of the collectability of specific customer accounts and the aging of the accounts receivables. If there were a deterioration of a major customer's creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of the amounts due to us could be overstated, which could have a negative impact on operations.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

Property, Plant and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Depreciation is computed over the estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives
Furniture and fixtures	5 years
Machinery and equipment	5 years
Vehicles	5 years

For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system. For financial statements purposes, depreciation is computed under the straight-line method. During the period ended December 31, 2011, the Company has acquired $1,210 in furniture and fixtures as well as $2,848 in machinery and equipments. The change in this account is depicted in the following table:

	Balance On			Balance On
	April 22, 2011	Additions	Removals	December 31, 2011

Furniture and fixtures	$-	$1,210	$-	$1,210
Machinery and equipments	-	2,848	-	2,848

Total property	$-	$4,058	$-	$4,058

Accumulated depreciation	$-	$263	$-	$263

Net book value				$3,795

Accounts Payable

The Company has accounts payable in the amount of $1,306 as of December 31, 2011.

Revenue Recognition

Service revenue is recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectability is reasonably assured. The Company’s service revenue is largely attributable professional engineering services where the fee is based on the billable rate of the employees.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

Advertising

Advertising expenses are recorded as sales and marketing expenses when they are incurred. The Company did not incur such expense during the period ended December 31, 2011.

Research and Development

All research and development costs are expensed as incurred. The Company did not incur any research and development expense during the period ended December 31, 2011.

Income Tax

We are subject to state and federal income taxes in the U.S. Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. In accordance with FASB ASC Topic 740, “Income Taxes,” we provide for the recognition of deferred tax assets if realization of such assets is more likely than not.

Fair Value Measurements

In January 2010, the FASB ASC Topic 825, Financial Instruments, requires disclosures about fair value of financial instruments in quarterly reports as well as in annual reports.  For the Company, this statement applies to certain investments and long-term debt.  Also, the FASB ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements.

Various inputs are considered when determining the value of the Company’s investments and long-term debt.  The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities.  These inputs are summarized in the three broad levels listed below.

●	Level 1 – observable market inputs that are unadjusted quoted prices for identical assets or liabilities in active markets.
●	Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc.).
●	Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments).

The Company’s adoption of FASB ASC Topic 825 effectively at the inception did not have a material impact on the Company’s financial statements.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. The Company does not have financial assets as an investment carried at fair value on a recurring basis as of December 31, 2011.

The availability of inputs observable in the market varies from instrument to instrument and depends on a variety of factors including the type of instrument, whether the instrument is actively traded, and other characteristics particular to the transaction. For many financial instruments, pricing inputs are readily observable in the market, the valuation methodology used is widely accepted by market participants, and the valuation does not require significant management discretion. For other financial instruments, pricing inputs are less observable in the market and may require management judgment. As of December 31, 2011, the Company has assets and liabilities in cash, various receivables, property and equipments, and various payables. Management believes that they are being presented at their fair market value.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

Basic and diluted earnings per share

Basic earnings per share are based on the weighted-average number of shares of common stock outstanding.  Diluted earnings per share is based on the weighted-average number of shares of common stock outstanding adjusted for the effects of common stock that may be issued as a result of the following types of potentially dilutive instruments:

●	Warrants,
●	Employee stock options, and
●	Other equity awards, which include long-term incentive awards.

The FASB ASC Topic 260, Earnings per Share, requires the Company to include additional shares in the computation of earnings per share, assuming dilution.

Diluted earnings per share are based on the assumption that all dilutive options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options are assumed to be exercised at the time of issuance, and as if funds obtained thereby were used to purchase common stock at the average market price during the period. The Company does not have diluted effects on common stock as there was no warrant or option issued.

Basic and diluted earnings per share are the same as there was no dilutive effect of outstanding stock options for the period ended December 31, 2011.

The following is a reconciliation of basic and diluted earnings per share for 2011:

Period Ended December 31, 2011
Numerator:
Net income (loss) available to common shareholders	$(356,544)
Denominator:
Weighted average shares - basic	5,405,507
Net income (loss) per share – basic and diluted	$(0.07)

Common Stock

The holders of the Company’s common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of the company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

The Company is authorized to issue 100,000,000 shares of common stock with a par value of $.00001.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

Stock Based Compensation

For purposes of determining the variables used in the calculation of stock compensation expense under the provisions of FASB ASC Topic 505, “Equity” and FASB ASC Topic 718, “Compensation — Stock Compensation,” we perform an analysis of current market data and historical company data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, we use these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in our statement of operations and other comprehensive income. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on our financial statements.

NOTE 2 - RECENTLY ENACTED ACCOUNTING STANDARDS

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”.  The amendment results in a consistent definition of fair value and ensures the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards (“IFRS”). This amendment changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This amendment will be effective for the Company on January 1, 2012. Based on current operations, the adoption is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities”.  The guidance in this update requires the Company to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  The pronouncement is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented.  The Company’s adoption of the new standard is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

In the coming year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with the Securities and Exchange Commission, and the payment of expenses associated with operations and business developments. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, it has mostly relied upon revenues generated from its core business and internally generated funds such as shareholder loans and advances to finance its operations and growth. Management may raise additional capital by retaining net earnings or through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse affect upon it and its shareholders.

NOTE 4 – ACCOUNTS RECEIVABLE

On July 11, 2011 the Company has entered into a one-year accounts receivable factoring agreement with Avalon Funding Corporation (“Avalon”). The agreement stipulates that Avalon has extended a line of credit in the amount of $350,000 to the Company and the Company would receive 80% of the invoice amount in advance payment per invoice once it is submitted to the State of California. A factoring fee of 3.5% of the invoice amount would be imposed on each invoice purchased by Avalon if collected within 1 to 30 days. Invoices collected after 30 days will be charged an additional .12% of the invoice amount each day thereafter until it is fully paid. An additional maintenance fee of .35% of the invoice amount would also be imposed on each invoice. Payments from the State of California will be collected by Avalon and the remaining differences will be released to the Company. The sale of these invoices is considered a transfer with recourse and is classified as sales of receivables. The Company agrees to indemnify and save Avalon harmless from and against any and all claims, loss, costs and expenses caused by or arising out of the receivables or any attempt by Avalon to collect or to resolve any dispute. During the period ended December 31, 2011, $793,591 was collected and released to the Company through Avalon.

The Company carries accounts receivable that are all due from the factoring agreement through Avalon in the amount of $105,066 as of December 31, 2011.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

NOTE 5 – NOTES PAYABLE

On June 17, 2011 the Company has received a loan in the amount of $65,000 from Innovest, LLC (“Innovest”). The loan is unsecured and bears a simple interest of 1.5% per month and the interest shall be paid monthly for the previous month’s outstanding principal. The loan is due on June 17, 2012 and as of December 31, 2011, $5,400 in interest has been paid with no interest accrued.

On October 30, 2011 the Company has received a loan in the amount of $100,000 from Kenneth K. Polk. The loan is unsecured and bears a simple interest of 2.5% per month and the interest shall be paid monthly for previous month’s outstanding principal. The loan is due on March 30, 2012 and as of December 31, 2011, $7,500 in interest has been paid with no interest accrued.

On November 21, 2011 the Company has received a loan in the amount of $27,000 from Byrd & Company LLC, Emerging Markets Consulting LLC, and Douglas S. Hackett ($9,000 from each party). The loan is unsecured and bears a simple interest of 12% per annum and it shall be amortized in 6 equal installments of principal and interest commencing January 1, 2012 through June 1, 2012.

On December 15, 2011 the Company has received a loan in the amount of $100,000 from O.K. and B. The loan is unsecured and bears a simple interest of 5% per annum and it is due on March 15, 2012.

As of December 31, 2011 the Company has total notes payable in the amount of $292,000 with accrued interest from the O.K. and B. loan in the amount of $2,322.

NOTE 6 – ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities are consisted of $211,591 in payroll liabilities, among that $164,445 is related to payroll tax liabilities. There are $10,945 in penalty and $364 in interest imposed by the IRS for unpaid payroll taxes. Details of this penalty could be found in Note 11 – Commitments and Contingencies. As of December 31, 2011, the Company has total accrued expenses and other liabilities in the amount of $222,900.

NOTE 7 – CAPITAL STOCK

Common Stock

On June 1, 2011 the Company has issued an aggregate of 9,180,000 shares to various parties for consulting services received valued at $18,360 in total. The Company has also issued an additional 10,000 shares to a new party for their consulting services valued at $1,000 on December 5, 2011.

On June 17, 2011 the Company has issued 40,000 shares to cover a loan fee in the amount of $80. The Company has issued another 20,000 shares for loan fees in the amount of $2,000 on December 17, 2011.

As of December 31, 2011, the Company has 9,250,000 common stock shares issued and outstanding.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

NOTE 8 - SUPPLEMENTAL CASH FLOW INFORMATION

$10,797 in cash was paid for interest during the period ended December 31, 2011. There was no cash paid for income tax in that same period. There was $19,360 in common stock issued for consulting services received during the period. There was an additional $2,080 in common stock issued for loan fee paid during the same period.

NOTE 9 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation  allowance when, in the opinion of management,  it is more likely than not that some  portion or all of the deferred tax assets will to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

 Net deferred tax assets consist of the following components as of December 31, 2011:

2011
Deferred tax assets:
NOL carryover	$356,544
Valuation allowance	(356,544)
Net deferred tax asset	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the period ended December 31, 2011 due to the following:

2011
Income tax benefit at statutory rate	$(139,052)
Valuation allowance	139,052
$-

At December 31, 2011, the Company had net operating loss carryforwards of $356,544 that may be offset against future taxable income through 2032. No tax benefit has been reported in the December 31, 2011 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company could become a party to various legal actions arising in the ordinary course of business. Matters that are probable of unfavorable outcomes to the Company and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, the Company’s estimates of the outcomes of such matters and its experience in contesting, litigating and settling similar matters.

As of the date of this report, except as described below, there are no material pending legal proceedings to which the Company is a party or of which any of their property is the subject, nor are there any such proceedings known to be contemplated by governmental authorities.

Office and Warehouse Lease

The Company is required under the terms of the rental lease to make monthly lease payments.

The Company’s property lease is for an initial period of thirteen months from October 2011 and may be extended in thirteen-month increments for up to a total term of twenty-six months. The Company may not terminate this lease prior to the agreed upon termination date. The minimum future annual rental commitments are as follows:

2012	$16,320
2013	16,720
2014	18,720

Total annual lease commitments	$51,760

NOTE 11 – SIGNIFICANT TRANSACTIONS

On June 21, 2011 the Company has entered into a purchase agreement with Michael J. Sullivan Sole Proprietorship (“MJS”) to purchase all of MJS’ agreement, rights, benefits, and payments relating to various contracts between MJS and the State of California for $2,000. The purchase agreement does not prevent MJS to withdraw at any time or have the same various contracts sold to a third party.

INTELLIGENT HIGHWAY SOLUTIONS, INC.
Notes to Financial Statements
For the Period From April 22, 2011 (Inception) to December 31, 2011

NOTE 12 – CONCENTRATION OF RISK

The Company had one customer who accounted for approximately 100% of revenues for the period ended December 31, 2011.

NOTE 13 – SUBSEQUENT EVENTS

The Company re-negotiated four notes, Kenneth E. Polk in the amount of $100,000.00 extended to September 30, 2012; same terms and conditions apply. Innovest, LLC for $65,000.00 extended note until June 17, 2012; same terms and conditions apply; O.K. and B. note for $100,000.00 extended note until June 17, 2012, same terms and conditions apply; and the note with James Byrd was extended until November 1, 2012.

The Company raised equity in the amount of $52,000 by selling shares of common stock that will be registered in the Company’s S-1 registration statement.

The Company evaluated all events or transactions that occurred after December 31, 2011 through the date of this filing in accordance with FASB ASC 855 “Subsequent Events”. The Company determined that it does not have any additional subsequent event requiring recording or disclosure.

675,000 SHARES OF COMMON STOCK

INTELLIGENT HIGHWAY SOLUTIONS, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is [                 ] __, 2012

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$20
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$15,000
Legal fees and expense	$30,000
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$45,020

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities

On June 1, 2011, the Company sold through Regulation D Rule 506 offering a total of 9,180,000 shares of common stock to 3 investors, at a price per share of $0.002 for an aggregate offering price of $18,360. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

On June 17, 2011, we issued 220,000 shares of our common stock as compensation for services provided to the Company.  These shares were issued in reliance on the exemption under Section 4(2) of the Act, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

On June 17, 2011, December 17, 2011 and March 15, 2012 we issued an aggregate of 80,000 shares of our common stock to Innovest, LLC as a loan fee.  These shares were issued in reliance on the exemption under Section 4(2) of the Act, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

On December 5, 2011 and March 1, 2012 we issued an aggregate of 20,000 shares of our common stock to Anslow & Jaclin, LLP (or its associates) as compensation for services to be provided under their retainer agreement.  These shares were issued in reliance on the exemption under Section 4(2) of the Act, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

On March 1, 2012, the Company sold through Regulation D Rule 506 offering a total of 750,000 shares of common stock to 1 investor, at a price per share of $0.0253 for an aggregate offering price of $18,975. These shares were issued in reliance on the exemption under Section 4(2) of the Act, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

On April 1, 2012, the Company sold through Regulation D Rule 506 offering a total of 66,666 shares of common stock to 1 investor, at a price per share of $0.15 for an aggregate offering price of $10,000. These shares were issued in reliance on the exemption under Section 4(2) of the Act, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

In May, 2012, the Company sold through Regulation D Rule 506 offering a total of 88,000 shares of common stock to 7 investors, at a price per share of $0.25 for an aggregate offering price of $22,000. These shares were issued in reliance on the exemption under Section 4(2) of the Act, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP (to be filed by amendment)
4.1	Promissory Note dated October 30, 2011
4.2	Promissory Note dated December 15, 2011
4.3	Promissory Note dated December 17, 2011
10.1	Form of Standard Agreement with the State of California
10.2	Development Agreement between American Water Solutions, Inc. and Intelligent Highway Solutions, Inc., dated May 8, 2012.
23.1	Consent of Hung, Kan & Company, LLP
23.2	Consent of Counsel (to be filed by amendment)

Item 17. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized, in the City of Sacramento, State of California, on May 14, 2012.

INTELLIGENT HIGHWAY SOLUTIONS, INC.

By:	/s/Devon Jones
Devon Jones
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/Devon Jones	Chief Executive Officer and Director	May 14, 2012
Devon Jones

/s/David D. Singer	President and Director	May 14, 2012
David D. Singer

/s/Philip Kirkland	Chief Financial Officer, Chief Operating Officer, Principal Accounting Officer and Director	May 14, 2012
Philip Kirkland

11-5